As filed with the Securities and Exchange Commission on December 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

Douglas Elliman Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-2176850
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

4400 Biscayne Boulevard

Miami, Florida 33137

(Address of principal executive offices, including zip code)

Douglas Elliman Inc. 2021 Management Incentive Plan

Douglas Elliman Inc. 2021 Employee Stock Purchase Plan

(Full title of each plan)

J. Bryant Kirkland III

Senior Vice President, Treasurer and Chief Financial Officer

4400 Biscayne Boulevard

Miami, Florida 33137

(305)-579-8000

(Name, address, and telephone number of agent for service)

With a copy to:

Robert W. Downes, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Douglas Elliman Inc. Common Stock, par value $0.01 per share(2)(3)	11,600,000	$11.33(4)	$131,428,000(4)	$12,183.38

(1)

In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar corporate transaction or event.

(2)

Represents shares of Common Stock reserved for issuance under the Douglas Elliman Inc. 2021 Management Incentive Plan. The total number of shares of Common Stock under the Douglas Elliman Inc. Management Incentive Plan will automatically increase on the first day of each calendar year, beginning with calendar year 2023 and ending in 2031, by a number of shares equal to the lesser of (i) four (4%) percent of the total shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the board of directors of Douglas Elliman Inc. (the “Company”). Such additional shares have not been included in this Registration Statement and will be registered as applicable upon such automatic increase.

(3)

Represents shares of Common Stock reserved for issuance under the Douglas Elliman Inc. 2021 Employee Stock Purchase Plan. The total number of shares of Common Stock under the Douglas Elliman Inc. 2021 Employee Stock Purchase Plan will automatically increase on the first day of each calendar year, beginning with calendar year 2023, by a number of shares equal to the lesser of (i) one (1%) percent of the total shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the Company’s board of directors. Such additional shares have not been included in this Registration Statement and will be registered as applicable upon such automatic increase.

(4)

Estimated on the basis of $11.33 per share, the average of the high ($12.66) and low ($10.00) sales prices of the Company’s Common Stock as reported on the New York Stock Exchange on December 30, 2021 pursuant to Rule 457(c) and (h) of the Securities Act.

EXPLANATORY NOTE

Douglas Elliman Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of 11,600,000 shares of its Common Stock, par value $0.01 per share, which is referred to as the “Common Stock”, that are reserved for issuance upon exercise of options to be granted, or in respect of awards to be granted, under the Douglas Elliman Inc. 2021 Management Incentive Plan (the “Management Incentive Plan”) and the Douglas Elliman Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Management Incentive Plan and the ESPP as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.

The Registration Statement on Form S-1, filed by the Company with the Commission on December 7, 2021 (Reg. No.  333-261523), as subsequently amended on December 10, 2021 (the “S-1 Registration Statement”);

2.	The Company’s Prospectus filed on December 16, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the S-1 Registration Statement;

3.	The Current Reports on Form 8-K, filed by the Company with the Commission on December 28, 2021, December 30, 2021 (excluding “furnished” and not “filed” information) and December 30, 2021; and

4.	The description of the Company’s Common Stock under the heading “Description of Capital Stock”, which is contained in the S-1 Registration Statement, including any amendments or supplements thereto.

All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, the Company will indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the certificate of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated certificate of incorporation also provides that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide that the Company will, to the fullest extent permitted by Delaware law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and executive officer against certain types of liabilities and pay or reimburse certain expenses if the director or executive officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s service as a director, officer, partner, trustee, fiduciary, manager or employee of the Company or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (a) that is affiliated with the Company or (b) at the written request of the Board, a Board committee or the Chief Executive Officer of the Company.

The Distribution Agreement between the Company and Vector Group Ltd. (“Vector”) provides for indemnification by the Company of Vector and its directors, officers and employees and by Vector of the Company and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Exchange Act. The amount of these indemnity obligations is unlimited.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibits

4.1	Amended and Restated Certificate of Incorporation of Douglas Elliman Inc., dated December 29, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on December 30, 2021).

4.2	Amended and Restated Bylaws of Douglas Elliman Inc., dated December 29, 2021 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on December 30, 2021).

4.3	Douglas Elliman Inc. 2021 Management Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s S-1 Registration Statement on Form S-1 (Reg. No. 333-261523) filed on December 7, 2021).

4.4	Form of Restricted Stock Award Agreement under Douglas Elliman Inc. 2021 Management Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on December 28, 2021).

4.5	Douglas Elliman Inc.’s 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Company’s S-1 Registration Statement on Form S-1 (Reg. No. 333-261523) filed on December 7, 2021).

5.1*	Opinion of Sullivan & Cromwell LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Sullivan & Cromwell LLP, included in the opinion filed as Exhibit 5.1 and incorporated herein by reference.

24.1*	Powers of Attorney (included on signature page of this Part II).

*	Filed herewith.

Item 9. Undertakings

The Company hereby undertakes:

(a)	(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DOUGLAS ELLIMAN INC.

By:	/s/ J. Bryant Kirkland III
Name:	J. Bryant Kirkland III
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Dated: December 30, 2021

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Howard M. Lorber, J. Bryant Kirkland III and Marc N. Bell his true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard M. Lorber Howard M. Lorber	Chairman, President, Chief Executive Officer (Principal Executive Officer)	December 30, 2021

/s/ J. Bryant Kirkland III J. Bryant Kirkland III	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 30, 2021

/s/ Ronald J. Kramer Ronald J. Kramer	Director	December 30, 2021

/s/ Richard J. Lampen Richard J. Lampen	Director	December 30, 2021

/s/ Michael S. Liebowitz Michael S. Liebowitz	Director	December 30, 2021

/s/ Lynn Mestel Lynn Mestel	Director	December 30, 2021

/s/ Wilson L. White Wilson L. White	Director	December 30, 2021

/s/ Mark D. Zeitchick Mark D. Zeitchick	Director	December 30, 2021